NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

FINAL TERM SHEET $1,450,611,000 Student Loan Asset-Backed Notes Nelnet Student Loan Trust 2008-3 Issuing Entity

Nelnet Student Loan Funding, LLC Depositor	National Education Loan Network, Inc. Master Servicer and Administrator
Nelnet, Inc.
Sponsor
     Notes are being offered in the following classes:

	Original		Price to	Underwriting Fees
	Principal Amount	Interest Rate	Public	and Commissions	Proceeds to the Trust(1)	Final Maturity Date
Class A-1 Notes	$260,000,000	3-month LIBOR	100%	0.160%	$260,000,000	November 25, 2014
		plus 0.80%
Class A-2 Notes	$538,000,000	3-month LIBOR	100%	0.220%	$538,000,000	May 25, 2018
		plus 1.05%
Class A-3 Notes	$174,000,000	3-month LIBOR	100%	0.240%	$174,000,000	August 26, 2019
		plus 1.25%
Class A-4 Notes	$478,611,000	3-month LIBOR	100%	0.330%	$478,611,000	November 25, 2024
		plus 1.65%

Total	$1,450,611,000				$1,450,611,000

(1)	The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds and not from the proceeds of the notes.
     The notes are obligations of the issuing entity only and are payable solely from the pledged collateral described in the related prospectus supplement and prospectus consisting primarily of student loans originated under the Federal Family Education Loan Program. They are not obligations of the Sponsor, the Depositor, the Administrator or any of their affiliates.
     This term sheet constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this free-writing prospectus. Any representation to the contrary is a criminal offense.
     We are offering the notes through the underwriters when and if issued. The notes will be delivered in book-entry form only on or about April 24, 2008.
Joint Book-Running Managers

Barclays Capital	Dexia Capital Markets European Placement Agent	JPMorgan	RBS Greenwich Capital
Co-Manager
SOCIETE GENERALE
April 18, 2008